EXHIBIT 99.1


On           May 14   , 1998, the Registrant issued the following press release:

For Immediate Release
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Company Contact:                        Investor Relations:
----------------                        -------------------
Randall Marx                            Millennium Holdings/Wall Street West
Richard Anderson                        Phone 561-988-2334/Fax 561-988-0815
Antennas America, Inc.                  E-mail MGHI@Bellsouth.net
Phone 303-421-4063  Fax: 303-424-5085   www.millenniumholdings.com
Email:  marx@antennas.com
web page:    www.antennas.com



          ANTENNAS AMERICA REVENUES INCREASE 37% FOR FIRST QUARTER 1998
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              ANTENNAS AMERICA APPOINTS NEW CHIEF FINANCIAL OFFICER
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Wheat Ridge, Colorado May 14, 1998 - Antennas America, Inc. (OTC: BB:ANTM) today reported financial results for the first quarter ended March 31, 1998.

Total revenues for the quarter ended March 31, 1998 increased 37% to $842,784 as compared to $615,376 for the same period in 1997. Net income for the quarter was $5,869 as compared to $33,939 for the same period last year.

Randall P. Marx, Chief Executive Officer, stated, "During the first quarter we experienced continued growth in both domestic and international sales and again displayed our products at CEBIT, the world's largest electronics trade show in Germany. We are pleased to report that industry interest and demand for the Company's unique antenna solutions remains strong, particularly in the O.E.M. systems solutions market. Net profit in this quarter was affected by the decrease in gross margin due to the product mix, additional depreciation expenses due to the purchase of additional production equipment, and costs associated with the development of several new products to be introduced in the second half of 1998. These new products reflect the Company's strategic plan to leverage our existing product designs to further expand our manufacturing and customer base."

During the second quarter, the Company announced the Agreement with Jasco Products, Inc. to market the Company's local TV antennas under the Emerson(R) brand name to mass-market retail customers. Furthermore, the Company's patent application relating to the technique and design of the Company's Freedom(TM) and Walldo(TM) local TV and VHF/UHF antenna solutions was allowed by the U.S. Patent Office, increasing the Company's total number of patents to three.

Additionally, the Company is pleased to announce that Julie Grimm has been appointed as Chief Financial Officer of the Company. Ms. Grimm, a Certified Public Accountant, formerly with Ernst & Young, will oversee the accounting and financial operations of the Company.

Antennas America, Inc. is a diversified company using its own technology to design, develop and manufacture unique antenna solutions for the rapidly expanding wireless communications industry. The company also provides custom antenna designs and manufacturing for Original Equipment Manufacturers (O.E.M.) and other emerging wireless communications markets. The Company has had 5 straight years of profitability.

This Release contains forward looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's Annual Report on From 10-KSB for additional statements concerning important factors, such as demand for products, manufacturing costs and competition, that could cause actual results to differ materially form the Company's expectations.


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